Exhibit 99.1

Media Contact:	Analyst Contact:
Eric Boomhower	Bryant Potter
(800) 562-9308	(803) 217-6916

SCANA Reports Financial Results for Fourth Quarter and Full Year 2017 and Declares Dividend on Common Stock for First Quarter 2018

Cayce, S.C., February 22, 2018... SCANA Corporation (NYSE: SCG) today announced earnings for the fourth quarter and full year of 2017.

For the year ended December 31, 2017, SCANA reported a loss of $119 million, or 83 cents per share, compared to earnings of $595 million, or $4.16 per share, for the same period of 2016. The decrease in earnings is primarily attributable to an impairment loss of $1.118 billion ($690 million, net of taxes), or $4.83 per share, associated with the VC Summer nuclear construction project. Earnings were also lower due to milder weather in 2017 and a loss arising from the re-measurement of deferred income taxes which was recorded upon the enactment of the Tax Cuts and Jobs Act of 2017 (tax reform).

SCANA’s loss for the fourth quarter of 2017 was $445 million, or $3.11 per share, compared to earnings of $124 million, or 87 cents per share, for the fourth quarter in 2016. The decrease in earnings is primarily attributable to an impairment loss of $908 million ($559 million, net of taxes), or $3.91 per share, associated with the VC Summer nuclear construction project and a loss of $30 million or 21 cents per share arising from the re-measurement of deferred income taxes upon the enactment of tax reform.

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

South Carolina Electric & Gas Company (SCE&G), SCANA’s principal subsidiary, reported a loss of $172 million, or $1.20 per share, in 2017 compared to earnings of $526 million, or $3.68 per share, in 2016. This decrease is primarily attributable to an impairment loss of $1.118 billion ($690 million, net of taxes), or $4.83 per share, associated with the VC Summer nuclear construction project. Abnormal weather decreased earnings by 10 cents per share for the full year 2017, compared to an increase of 19 cents per share in 2016.

For the fourth quarter of 2017, SCE&G reported a loss of $452 million, or $3.16 per share, compared to earnings of $93 million, or 65 cents per share, for the comparative quarter of 2016. This decrease is primarily attributable to an impairment loss of $908 million ($559 million, net of taxes), or $3.91 per share, associated with the VC Summer nuclear construction project. Higher electric and gas revenues, partially offset by generation fuel, purchased power, and gas for resale expenses, as well as lower operations and maintenance expenses contributed to earnings for the quarter, while higher depreciation, interest expense and other taxes lowered earnings for the quarter. Abnormal weather increased earnings by 2 cents per share in the fourth quarter of 2017, compared to a decrease of 8 cents per share in the same quarter of 2016. As of December 31, 2017, SCE&G was serving approximately 719,000 electric customers and 368,000 natural gas customers, up 1.3 and 2.9 percent, respectively, over 2016.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported 2017 earnings of $72 million, or 50 cents per share, compared to $57 million, or 40 cents per share in 2016. This increase is primarily attributable to higher gas revenues from customer growth, a 2016 rate case, and an integrity management tracker.

Reported earnings in the fourth quarter of 2017 were $29 million, or 20 cents per share, compared to $27 million, or 19 cents per share in the fourth quarter of 2016. This increase is primarily attributable to higher gas revenues from customer growth, a 2016 rate case, and an integrity management tracker, partially offset by an increase in operations and maintenance expenses and the impact of the re-measurement of deferred income taxes upon the enactment of tax reform. At December 31, 2017, PSNC Energy was serving approximately 560,000 customers, an increase of 2.5 percent over the previous year.

SCANA Energy Marketing

SCANA Energy Marketing, which markets natural gas in deregulated energy markets, including Georgia where the Company does business as SCANA Energy, reported 2017 earnings of $27 million, or 19 cents per share, compared to $30 million, or 21 cents per share, in 2016.

Earnings in the fourth quarter of 2017 were $10 million, or 7 cents per share, compared to $7 million, or 5 cents per share, in the fourth quarter of 2016. This increase in quarterly earnings is primarily due to higher gas revenues from a return to normal weather in the fourth quarter in 2017 compared to an abnormally mild fourth quarter in 2016, as well as lower operations and maintenance costs, partially offset by the impact of the re-measurement of deferred income taxes upon the enactment of tax reform.

Corporate and Other, Net

SCANA’s corporate and other businesses, which include the holding company, reported a loss of $46 million, or 32 cents per share in 2017, compared to a loss of $18 million, or 13 cents per share in 2016.

For the fourth quarter of 2017, these businesses reported a loss of $32 million, or 22 cents per share, compared to a loss of $3 million, or 2 cents per share in the fourth quarter of 2016. This decrease is primarily due to the impact of the re-measurement of deferred income taxes upon the enactment of tax reform, as well as higher legal expenses of approximately $8 million.

IMPAIRMENT CHARGE

The Company recognized an impairment loss for the year ended December 31, 2017, totaling $1.118 billion ($690 million, net of tax) associated with the VC Summer nuclear construction project. This loss reflects impacts similar to those that may have resulted if SCE&G’s proposed solution announced November 16, 2017 had been approved and implemented. For the quarter ended December 31, 2017, the Company has recognized a pre-tax impairment loss totaling $908 million ($559 million, net of taxes).

TAX REFORM

On December 22, 2017, tax reform was enacted. As required, the Company’s deferred income taxes were re-measured to reflect the reduction of the federal corporate tax rate from 35% to 21%. Although this re-measurement has a limited impact on earnings in SCANA’s regulated businesses, the re-measurement had a significant impact on SCANA’s non-regulated operations. In total, SCANA and its subsidiaries charged $30 million, or 21 cents per share, against earnings. Over ninety percent of SCANA’s business is rate-regulated, with income tax cost being generally passed-through to customers. As such, the impact of tax reform on SCANA’s earnings in the future is not expected to be significant.

DIVIDENDS

SCANA’s Board of Directors declared a regular quarterly dividend of 61 ¼ cents per share on the Company’s common stock for the quarter ending March 31, 2018. The dividend is payable April 1, 2018 to shareholders of record at the close of business on March 12, 2018.

The payment of dividends will be evaluated quarterly by SCANA’s Board of Directors and the dividend for the first quarter of 2018 is consistent with the quarterly dividend rate for 2017 and permitted by the terms of the merger agreement with Dominion Energy.

EARNINGS OUTLOOK / CONFERENCE CALL

Due to the pending combination with Dominion Energy, SCANA will not be providing 2018 or long-term earnings guidance or hosting a conference call. In lieu of hosting a conference call, earnings presentation materials will be made available at the Company’s website at www.scana.com.

PROFILE

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 719,000 electric customers in South Carolina and approximately 1.3 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include, but are not limited to, statements concerning the proposed merger with Dominion Energy, recovery of Nuclear Project abandonment costs, key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated capital and other expenditures.  In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “targets,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements due to the information being of a preliminary nature and subject to further and/or continuing review and adjustment. Other important factors that could cause such material differences include, but are not limited to, the following: (1) the occurrence of any event, change or other circumstances that could give rise to the failure by SCANA and its subsidiaries (the Company) to consummate the proposed merger with Dominion Energy; (2) the ability of the Company to recover through rates the costs expended on Unit 2 and Unit 3, and a reasonable return on those costs, under the abandonment provisions of the BLRA or through other means; (3) uncertainties relating to the bankruptcy filing by WEC and WECTEC; (4) further changes in tax laws and realization of tax benefits and credits, and the ability or inability to realize credits and deductions, particularly in light of the abandonment of Unit 2 and Unit 3; (5) legislative and regulatory actions, particularly changes related to electric and gas services, rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations including any imposition of fees or taxes on carbon emitting generating facilities, the BLRA, and any actions affecting the abandonment of Unit 2 and Unit 3; (6) current and future litigation, including particularly litigation or government investigations or actions involving or arising from the construction or abandonment of Unit 2 and Unit 3 or arising from the proposed merger with Dominion Energy; (7) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity, and the effect of rating agency actions on the Company’s cost of and access to capital and sources of liquidity; (8) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed which may be highly specialized or in short supply, at agreed upon quality and prices, for our construction program, operations and maintenance; (9) the results of efforts to ensure the physical and cyber security of key assets and processes; (10) changes in the economy, especially in areas served by subsidiaries of SCANA; (11) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (12) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (13) the loss of electricity sales to distributed generation, such as solar photovoltaic systems or energy storage systems; (14) growth opportunities for SCANA’s regulated and other subsidiaries; (15) the effects of weather, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries are located and in areas served by SCANA’s subsidiaries; (16) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (17) payment and performance by counterparties and customers as contracted and when due; (18) the results of efforts to license, site, construct and finance facilities, and to receive related rate recovery, for generation and transmission; (19) the results of efforts to operate the Company's electric and gas systems and assets in accordance with acceptable performance standards, including the impact of additional distributed generation; (20) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (21) the availability of skilled, licensed and experienced human resources to properly manage, operate, and grow the Company’s businesses, particularly in light of uncertainties with respect to legislative and regulatory actions surrounding recovery of Nuclear Project costs and the announced potential merger; (22) labor disputes; (23) performance of SCANA’s pension plan assets and the effect(s) of associated discount rates; (24) inflation or deflation; (25) changes in interest rates; (26) compliance with regulations; (27) natural disasters, man-made mishaps and acts of terrorism that directly affect our operations or the regulations governing them; and (28) the other risks and uncertainties described from time to time in the reports filed by SCANA or SCE&G with the SEC.

SCANA and SCE&G disclaim any obligation to update any forward-looking statements.

Capitalized terms not otherwise defined herein have the meanings as set forth in the Company’s most recent periodic report filed with the Securities and Exchange Commission.

FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income
(Millions, except per share amounts) (Unaudited)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Operating Revenues:
Electric	$617	$580	$2,659	$2,614
Gas-Regulated	290	250	874	788
Gas-Nonregulated	251	227	874	825
Total Operating Revenues	1,158	1,057	4,407	4,227

Operating Expenses:
Fuel Used in Electric Generation	129	133	594	576
Purchased Power	26	14	80	64
Gas Purchased for Resale	348	302	1,156	1,054
Other Operation and Maintenance	194	198	737	755
Impairment Loss (1)	908	-	1,118	-
Depreciation and Amortization	97	95	382	371
Other Taxes	64	62	264	254
Total Operating Expenses	1,766	804	4,331	3,074
Operating Income (Loss)	(608)	253	76	1,153

Other Income (Expense)
Other Income	17	18	79	64
Other Expense	(21)	(7)	(46)	(38)
Interest Charges, Net	(93)	(88)	(363)	(342)
Allowance for Equity Funds Used During Construction	6	8	23	29
Total Other Income (Expense)	(91)	(69)	(307)	(287)

Income (Loss) Before Income Tax Expense	(699)	184	(231)	866
Income Tax Expense (Benefit)	(254)	60	(112)	271

Net Income (Loss)	$(445)	$124	$(119)	$595

Earnings (Loss) Per Share of Common Stock	$(3.11)	$0.87	$(0.83)	$4.16
Weighted Average Shares Outstanding (Millions):	143	143	143	143
Dividends Declared Per Share of Common Stock	$0.6125	$0.5750	$2.45	$2.30

Note (1): Under the current regulatory construct in South Carolina, pursuant to the BLRA or through other means, the ability of SCE&G to recover costs incurred in connection with Unit 2 and Unit 3, and a reasonable return on them, will be subject to review and approval by the Public Service Commission of South Carolina (SCPSC). In light of the contentious nature of the reviews by legislative committees and others, the adverse impact that would result if proposed legislation is enacted, and the Request by the South Carolina Office of Regulatory Staff for Rate Relief to SCE&G’s Rates being considered by the SCPSC that could result in the suspension of rates being currently collected under the BLRA, as well as the return of such amounts previously collected, there is significant uncertainty as to SCE&G’s ultimate ability to fully recover its costs of Unit 2 and Unit 3 and a return on them from its customers. The Company continues to contest the specific challenges described above. However, based on the consideration of those challenges, and particularly in light of the Company's proposed solution announced on November 16, 2017 and details in the Joint Application and Petition filed by SCE&G and Dominion Energy with the SCPSC on January 12, 2018, the Company has determined that a disallowance of recovery of part of the cost of the abandoned plant is both probable and reasonably estimable under applicable accounting guidance.  In addition, the Company has determined that full recovery of certain other related costs deferred primarily within regulatory assets is less than probable.  As a result, as of December 31, 2017, the Company has recognized a pre-tax impairment loss totaling $1.118 billion ($690 million, net of tax).  For the quarter ended December 31, 2017, the Company has recognized a pre-tax impairment loss totaling $908 million ($559 million, net of taxes). The impairment loss reflects impacts similar to those that would have resulted had the proposed solution announced November 16, 2017 been approved and implemented.

Earnings (Loss) per Share by Company:
(Unaudited)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
SC Electric & Gas (1)	$(3.16)	$0.65	$(1.20)	$3.68
PSNC Energy	0.20	0.19	0.50	0.40
SCANA Energy	0.07	0.05	0.19	0.21
Corporate and Other	(0.22)	(0.02)	(0.32)	(0.13)
Earnings per Share	$(3.11)	$0.87	$(0.83)	$4.16

Variances in Earnings (Loss) per Share:
(Unaudited)
	Quarter Ended	Year Ended
	December 31,	December 31,
2016 Earnings per Share	$0.87	$4.16

Variances:
Electric Revenue (2)	0.18	0.21
Fuel/Purchased Power	(0.04)	(0.16)
Natural Gas Revenue	0.31	0.64
Gas for Resale	(0.22)	(0.48)
Operations & Maintenance Expense	0.02	0.09
Interest Expense (Net of AFUDC)	(0.04)	(0.13)
Depreciation	(0.01)	(0.05)
Property Taxes	(0.01)	(0.05)
Other Income (Expense)	(0.07)	0.03
Effective Tax Rate Change	0.02	(0.05)
Impact of Tax Reform	(0.21)	(0.21)
Impairment Loss (1)	(3.91)	(4.83)
Variances in Earnings per Share	(3.98)	(4.99)

2017 Earnings (Loss) per Share	$(3.11)	$(0.83)

Note (2): Abnormal weather increased electric earnings by 2 cents per share in the fourth quarter of 2017, compared to abnormal weather decreasing earnings by 8 cents per share in the fourth quarter of 2016, for a quarter over quarter increase of 10 cents per share. For the year-ended December 31, 2017, abnormal weather decreased electric earnings by 10 cents per share, compared to abnormal weather contributing 19 cents per share for the year-ended December 31, 2016, for a year over year decrease of 29 cents per share.

Condensed Consolidated Balance Sheets
(Millions) (Unaudited)

	December 31,
	2017	2016
ASSETS
Utility Plant, Net
Cost, Net of Accumulated Depreciation and Amortization	$10,438	$14,114
Goodwill	210	210
Total Utility Plan, Net	10,648	14,324
Nonutility Property and Investments, Net	474	475
Current Assets
Cash and Cash Equivalents	409	208
Receivables (net allowance for uncollectible accounts of $6 and $6)	968	885
Inventories	304	291
Other	170	122
Total Current Assets	1,851	1,506
Deferred Debits and Other Assets	5,766	2,402
TOTAL ASSETS	$18,739	$18,707

LIABILITIES AND EQUITY
Common Equity
Common Stock – no par value, 143 million shares outstanding for all periods presented	$2,390	$2,390
Retained Earnings	2,915	3,384
Accumulated Other Comprehensive Loss	(50)	(49)
Total Common Equity	5,255	5,725
Long-Term Debt, Net	5,906	6,473
Current Liabilities
Accounts Payable	438	404
Short-Term Borrowings	350	941
Current Portion of Long-Term Debt	727	17
Taxes Accrued	214	201
Interest Accrued	87	84
Customer Deposits and Customer Prepayments	112	168
Other	185	250
Total Current Liabilities	2,113	2,065
Deferred Credits and Other Liabilities
Deferred Income Taxes, net	1,261	2,159
Asset Retirement Obligations	568	558
Regulatory Liabilities	3,059	930
Pension and Postretirement Benefits	360	373
Other	217	424
Total Other Noncurrent Liabilities	5,465	4,444
Commitments and Contingencies	-	-
TOTAL LIABILITIES AND EQUITY	$18,739	$18,707

Condensed Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	2017	2016
Cash Flows From Operating Activities
Net Income (Loss)	$(119)	$595
Impairment Loss	1,118	-
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities	170	497
Net Cash Provided From Operating Activities	1,169	1,092

Cash Flows From Investing Activities
Proceeds from Guaranty Settlement	1,096	-
Other Investing Activities	(1,262)	(1,620)
Net Cash Used For Investing Activities	(166)	(1,620)

Cash Flows From Financing Activities
Net Cash Provided From (Used For) Financing Activities	(802)	560

Net Increase in Cash and Cash Equivalents	201	32
Cash and Cash Equivalents, January 1	208	176
Cash and Cash Equivalents, December 31	$409	$208